Exhibit 99.1

Contact:
Eric Martin, Director of Investor Relations (404) 745-2889

CARTER’S REPORTS AN INCREASE OF 21% IN FISCAL 2003 REVENUES

ATLANTA, February 24, 2004/ PRNewswire-FirstCall/ — Carter’s, Inc. (NYSE: CRI), the largest branded marketer of baby and young children’s apparel in the United States, today reported its fourth quarter and annual results for fiscal 2003.

For the fiscal year ended January 3, 2004, net income was $23.3 million, or $0.92 per diluted share, as compared to $19.3 million, or $0.82 per diluted share for fiscal 2002.  Pro forma net income, which excludes certain charges related to the Company’s initial public offering and plant closures further described below, increased 49.1% to $36.1 million, or $1.22 per diluted share for fiscal 2003 compared to pro forma net income of $24.2 million, or $0.84 per diluted share for fiscal 2002.

For the fourth quarter ended January 3, 2004, net income was $1.6 million, or $0.06 per diluted share as compared to $5.9 million, or $0.25 per diluted share for fiscal 2002.  Excluding the charges described below, pro forma net income for the fourth quarter of fiscal 2003 increased 39.1% to $10.9 million, or $0.37 per diluted share from pro forma net income of $7.8 million in the fourth quarter of fiscal 2002, or $0.27 per diluted share.

Fred Rowan, Chairman, Chief Executive Officer and President of Carter’s said, “Our financial results continue to reflect the strength of our long-term growth strategy. Our baby and playclothes categories posted double-digit growth for 2003 and we are pleased with the performance of our spring 2004 products. Our focus on product leadership in each of the Carter’s, Tykes and Child of Mine brands has enabled us to enter 2004 with a strong offering of essential products in all the important channels of distribution.”

Results for fiscal 2003 and the fourth quarter of fiscal 2003 include the following after-tax charges: (1) a $4.1 million redemption premium related to the redemption of $61.3 million of senior subordinated notes; (2) the write-off of $1.7 million in related debt issuance costs; and (3) $1.6 million related to the termination of the management agreement with Berkshire Partners LLC.  The results for fiscal 2003 also include after-tax restructuring charges related to the closure of the Company’s sewing facilities in Costa Rica ($1.9 million in fiscal 2003 and $1.3 million in the fourth quarter of 2003, including accelerated depreciation). Results for the fourth quarter of fiscal 2002 include the write-off of $0.9 million in costs related to the Company’s initial public offering. These charges are set forth in the reconciliation of results in accordance with generally accepted accounting principles (GAAP) to the pro forma results shown in the table below.  The number of weighted average shares has been adjusted in the pro forma earnings per share calculations to give effect to the initial public offering and treat the incremental shares sold as if they were outstanding for the periods presented.  The Company believes that the pro forma information in this release provides a meaningful comparison of its operational and financial results.

Cash flow from operations was $40.5 million in fiscal 2003 compared to $27.3 million in fiscal 2002, an increase of 48%, which reflects the growth in earnings and the Company’s ability to effectively manage inventory levels.

Revenues in fiscal 2003 increased 21.4% to $703.8 million from $579.5 million for fiscal 2002. The increase in net sales for fiscal 2003 was driven by an 18.2% increase in wholesale sales of the Carter’s brand to $356.9 million from $302.0 million in fiscal 2002.  The increase in wholesale sales was attributed to strong demand for the Company’s playclothes and baby products.  These results also include a $59.9 million increase in sales to the mass merchant channel from $23.8 million to $83.7 million. This growth reflects the launch of our Child of Mine brand with Wal-Mart in June of 2003 and growth in sales of the Tykes brand to Target stores.  The Company’s retail store sales for fiscal 2003 increased $9.5 million, or 3.7%, to $263.2 million from $253.7 million due to incremental revenue from new store openings, partially offset by a 1.8% decline in comparable store sales.  During fiscal 2003, the Company opened 15 stores and closed 2 stores.

Carter’s had a total of 169 retail stores at January 3, 2004.  Of the 169 retail stores, 149 are located in outlet centers and 20 are in strip center locations.

Revenues in the fourth quarter of fiscal 2003 increased 9.2% to $185.7 million from $170.1 million in the fourth quarter of 2002. This increase was driven by growth in sales to the mass merchant channel from $6.8 million to $22.2 million reflecting shipments of the Company’s Child of Mine brand to Wal-Mart and sales of the Tykes brand to Target. The Company’s retail store sales for the fourth quarter of 2003 decreased $0.9 million, or 1.2%, to $72.2 million from $73.1 million due to a 2.1% decline in comparable store sales, partially offset by incremental revenue from new store openings.  During the fourth quarter of fiscal 2003, the Company opened 5 stores, 4 of which were in strip center locations.

On October 29, 2003, the Company completed an initial public offering of common stock including the sale of 5,390,625 shares by the Company and 1,796,875 shares by the selling stockholders, primarily the majority shareholder, Berkshire Partners LLC and its affiliates.  Net proceeds to the Company from the offering totaled $93.9 million. Proceeds from the offering were used to: (1) redeem approximately $61.3 million of the Company’s outstanding senior subordinated notes and to pay a redemption premium of $6.7 million, resulting in quarterly and annual after-tax interest savings of approximately $1.0 million and $4.1 million, respectively; (2) prepay $11.3 million of term loan indebtedness; and (3) terminate the management agreement with Berkshire Partners LLC for $2.6 million.

Carter’s Business Outlook

This outlook is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes the comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

($ in millions, except EPS)	First Quarter 2004	Fiscal Year 2004

Net sales	$183	9-10%

Diluted EPS (a)	$0.33	18-20%

(a) excludes remaining $0.5 million of costs, net of tax, associated with closing the Company’s Costa Rican plants

Carter’s will broadcast its quarterly conference call on February 25, 2004 at 8:30 a.m. EST.  To participate in the call, please dial 1-800-810-0924.  For international calls, please dial 1-913-981-4900.  To listen to the live broadcast over the internet, please log on to www.carters.com, go to “Investor Relations” and then click on the link, “Fourth Quarter Conference Call.”  A replay of the call will be available shortly after the broadcast through midnight EST, March 5, 2004, at 1-888-203-1112, pass code 561899, and archived on the Company’s website at the same location as the live webcast.

For more information on Carter’s, please visit www.carters.com.

Cautionary Language

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2004 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include a decrease in sales to or the loss of one or more of the Company’s key customers, downward pressure on the Company’s prices, disruptions in foreign supply sources, negative publicity, the loss of one or more of the Company’s major suppliers for raw materials, increased competition in the baby and young children’s apparel market, the Company’s substantial leverage which increases the Company’s exposure to interest rate risk and could require the Company to dedicate a substantial portion of its cash flow to repay principal, the impact of governmental regulations and environmental risks applicable to the Company’s business, and seasonal fluctuations in the children’s apparel business.  These risks are described in the Company’s final prospectus dated October 23, 2003 under the headings “Risk Factors,”  “Business-Competition; Certain Risks” and “Statement Regarding Forward-Looking Statements.” The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Pro forma Net Income

In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided pro forma, non-GAAP financial measurements that present net income and net income on a per share basis excluding certain charges discussed above.  Pro forma net income also reflects the interest savings associated with the redemption of the Company’s senior subordinated notes and issuance of shares associated with our initial public offering.  Details of these excluded items are presented in the table below, which reconciles the GAAP results to pro forma net income and pro forma net income per share. The pro forma, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The pro forma, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of our future condition or results of operations. Also, this earnings release and the reconciliation from GAAP results to pro forma results that may be discussed in the fourth quarter and annual earnings call can be found on the Company’s website at www.carters.com.

CARTER’S, INC.

GAAP VS. PRO FORMA RESULTS

(dollars in thousands, except per share data)

(unaudited)

	Three-months ended January 3, 2004	Fiscal-year ended January 3, 2004

Net income (GAAP)	$1,625	$23,278

Pro forma adjustments:

Redemption premiums on senior subordinated notes	4,063	4,063

Write-off of debt issuance costs	1,704	1,704

Termination of management agreement	1,587	1,587

Plant closure costs	1,000	1,070

Accelerated depreciation related to plant closures (included in cost of goods sold)	259	797

Pro forma interest expense savings	677	3,631

Pro forma net income	$10,915	$36,130

Diluted weighted average shares outstanding, as reported	28,688,507	25,187,492

Adjustment for initial public offering	1,125,515	4,344,465

Pro forma diluted weighted average shares outstanding	29,814,022	29,531,957

Diluted net income per share, as reported	$0.06	$0.92

Pro forma diluted net income per share	$0.37	$1.22

CARTER’S, INC.

GAAP VS. PRO FORMA RESULTS

(dollars in thousands, except per share data)

(unaudited)

	Three-months ended December 28, 2002	Fiscal-year ended December 28, 2002

Net income (GAAP)	$5,900	$19,253

Pro forma adjustments:

Pro forma interest expense savings	1,024	4,059

Deferred charges (1)	923	923

Pro forma net income	$7,847	$24,235

Diluted weighted average shares outstanding, as reported	23,745,223	23,544,900

Adjustment for initial public offering	5,390,625	5,390,625

Pro forma diluted weighted average shares outstanding	29,135,848	28,935,525

Diluted net income per share, as reported	$0.25	$0.82

Pro forma diluted net income per share	$0.27	$0.84

(1) The deferred charge in fiscal 2002 reflects the write-off of previously deferred costs associated with the initial filing of a registration statement on Form S-1 in August 2002.

CARTER’S, INC.

CONSOLIDATED STATEMENT OF INCOME

(dollars in thousands, except per share data)

	For the three-month periods ended		For the twelve-month periods ended
	January 3, 2004	December 28, 2002	January 3, 2004	December 28, 2002
	(Unaudited)		(Unaudited)

Net sales	$185,690	$170,078	$703,826	$579,547
Cost of goods sold	116,547	101,440	448,540	352,151
Gross profit	69,143	68,638	255,286	227,396
Selling, general, and administrative expenses	49,368	52,079	188,028	174,110
Management fee termination	2,602	—	2,602	—
Plant closure costs	926	—	1,041	—
Deferred charge write-off	—	923	—	923
Writedown of long-lived assets	—	150	—	150
Royalty income	(2,876)	(2,116)	(11,025)	(8,352)
Operating income	19,123	17,602	74,640	60,565
Loss on extinguishment of debt	9,455	—	9,455	—
Interest expense, net	5,950	7,063	26,259	28,301
Income before income taxes	3,718	10,539	38,926	32,264
Provision for income taxes	2,093	4,639	15,648	13,011
Net income	$1,625	$5,900	$23,278	$19,253

Basic net income per common share	$0.06	$0.26	$0.99	$0.86
Diluted net income per common share	$0.06	$0.25	$0.92	$0.82
Basic weighted average number of shares outstanding	26,859,845	22,548,764	23,611,372	22,453,088
Diluted weighted average number of shares outstanding	28,688,507	23,745,223	25,187,492	23,544,900

CARTER’S, INC.

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except for share data)

	January 3, 2004	December 28, 2002
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$36,061	$35,562
Accounts receivable, net	65,318	53,600
Inventories, net	104,760	105,700
Prepaid expenses and other current assets	6,625	4,903
Deferred income taxes	9,045	10,021
Total current assets	221,809	209,786

Property, plant, and equipment, net	50,502	50,476
Tradename	220,233	220,233
Cost in excess of fair value of net assets acquired	139,282	139,282
Licensing agreements, net	3,125	8,125
Deferred debt issuance costs, net	7,666	11,248
Other assets	3,485	4,199
Total assets	$646,102	$643,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$5,679	$6,346
Accounts payable	30,436	34,669
Other current liabilities	37,405	37,686
Total current liabilities	73,520	78,701

Term loan	93,933	117,404
Senior subordinated notes, net	113,101	173,872
Deferred income taxes	83,196	83,873
Other long-term liabilities	9,816	10,140
Total liabilities	373,566	463,990

Commitments and contingencies

Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at January 3, 2004 and December 28, 2002	—	—
Common stock, voting; par value $.01 per share; 40,000,000 shares authorized; 27,985,360 issued and outstanding at January 3, 2004; 22,548,760 issued and outstanding at December 28, 2002	280	225
Additional paid-in capital	241,780	147,043
Retained earnings	30,476	32,091
Total stockholders’ equity	272,536	179,359
Total liabilities and stockholders’ equity	$646,102	$643,349